Exhibit 1

JOINT FILING AGREEMENT

The undersigned each hereby agree, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that a Joint Schedule 13D or Schedule 13G and any amendment thereto may be filed on behalf of the undersigned in respect of securities of Preformed Line Products Company. In evidence thereof, the undersigned hereby execute this agreement as of the 16th day of September 2022.

By:	/s/ Katherine Wensink
Katherine Wensink, as Trustee of the Third Restatement of Barbara P. Ruhlman Trust Agreement, dated November 20, 2008

By:	/s/ Katherine Wensink
Katherine Wensink, as Trustee of the Barbara P Ruhlman Trust dated 9/21/16

By:	/s/ Katherine Wensink
Katherine Wensink, as Trustee of the Irrevocable Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated July 29, 2008

/s/ Katherine Wensink
Katherine Wensink